Exhibit 99.1
Copano Energy, L.L.C.
News Release

Contacts:	Matt Assiff, SVP & CFO
Copano Energy, L.L.C.
713-621-9547
FOR IMMEDIATE RELEASE

Jack Lascar / jlascar@drg-e.com
Anne Vincent / avincent@drg-e.com
DRG&E / 713-529-6600
COPANO ENERGY REPORTS
2006 THIRD QUARTER RESULTS
Operating Income Grew 130%
HOUSTON — November 7, 2006 — Copano Energy, L.L.C. (NASDAQ: CPNO) today announced its financial results for the three and nine months ended September 30, 2006.
     “We are pleased to announce a 130% increase in Copano’s operating income to $31.1 million for the third quarter of 2006 as compared to the same period in 2005,” said John Eckel, Chairman and Chief Executive Officer of Copano. “2006 results reflect the inclusion of ScissorTail Energy operations for the entire quarter versus only two months in the third quarter of 2005 following our acquisition of ScissorTail on August 1, 2005. Third quarter operating income exceeded the pro forma prior year quarterly results by 90%. This year-over-year performance reflects encouraging volume growth in both Copano’s Mid-Continent and Texas Gulf Coast operating regions as well as highly favorable market conditions for our Texas Gulf Coast processing segment. It’s also noteworthy that these results were achieved despite the write-off of approximately $1.8 million of expenses incurred in connection with a potential acquisition that was not consummated.”
Third Quarter Financial Results
     Revenue for the third quarter of 2006 increased approximately 7% to $231.3 million from $216.7 million in the third quarter of last year. Total gross margin increased 90% to $56.0 million in the third quarter of 2006 from $29.5 million in the third quarter of 2005. Excluding the impact of the ScissorTail acquisition, total gross margin increased 90%. Net income was $22.3 million, or $1.21 per unit on a diluted basis, for the third quarter of 2006 compared to net income of $5.2 million, or $0.35 per unit on a diluted basis, for the third quarter of 2005. The weighted average diluted units outstanding during the three months ended September 30, 2006 and 2005 totaled approximately 18.4 million and 14.7 million, respectively.

     Earnings before interest, taxes, depreciation and amortization, or EBITDA, for the third quarter of 2006 were $40.0 million, an increase of $20.6 million from EBITDA of $19.4 million for the third quarter of 2005. Distributable cash flow for the third quarter of 2006 (prior to any retained cash reserves established by Copano’s board) equaled $29.9 million, representing 217% coverage of the increased third quarter 2006 distribution of $0.75 per unit based on the number of units outstanding on November 1, 2006, the third quarter distribution record date. Copano recorded non-cash amortization expense related to purchased put derivatives of $2.7 million, which has not been added back in the determination of distributable cash flow.
     Total gross margin, EBITDA and distributable cash flow are non-GAAP financial measures that are defined and reconciled to the most directly comparable GAAP measures at the end of this press release.
Pro Forma Third Quarter 2005 Financial Results
     For the three months ended September 30, 2005, pro forma consolidated revenue was $246.5 million, total gross margin was $35.9 million and operating income was $16.3 million. Pro forma consolidated EBITDA for the three months ended September 30, 2005 was $24.3 million and pro forma consolidated net income was $9.0 million, or $0.53 per unit on a diluted basis. Pro forma total gross margin and EBITDA are non-GAAP financial measures that are defined and reconciled to the most directly comparable GAAP measures at the end of this press release.
     The preceding unaudited pro forma consolidated financial information of Copano for the three months ended September 30, 2005 gives effect to Copano’s acquisition of ScissorTail Energy, LLC as well as the concurrent issuance of equity and debt securities and related transactions to finance the acquisition and assumes that these transactions occurred on July 1, 2005. This pro forma information excludes non-recurring charges related to the write-off of the remaining debt issuance costs related to existing senior indebtedness prior to the acquisition of ScissorTail. These adjustments are based on currently available information and certain estimates and assumptions and, therefore, the actual effects of these transactions may differ from the effects reflected in the unaudited pro forma financial information. However, management believes that the assumptions provide a reasonable basis for presenting the significant effects of these transactions and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma financial information. The unaudited pro forma consolidated financial information is not necessarily indicative of the consolidated financial condition or results of operations of Copano had these transactions actually been completed on July 1, 2005. Moreover, the unaudited pro forma consolidated financial information does not project the consolidated financial position or results of operations of Copano for any future period or at any future date.
Third Quarter Operating Results by Business Segment
Mid-Continent Operations
     On August 1, 2005, Copano completed its acquisition of Tulsa-based ScissorTail Energy, LLC, a provider of natural gas midstream services in central and eastern Oklahoma. ScissorTail’s assets, which we refer to as our Mid-Continent Operations segment, include 3,363 miles of gathering pipelines, three processing plants and a majority interest in Southern Dome, LLC, which is engaged in the natural gas gathering and processing business and related operations in Oklahoma County, Oklahoma.
     During the third quarter of 2006, gross margin for this segment totaled $27.9 million and the Mid-Continent Operations segment gathered or transported an average of 184,247 MMBtu/d of natural gas on its pipelines, processed an average of 131,501 MMBtu/d of natural gas and produced an average of 12,717 barrels per day of NGLs at its plants and third-party plants. During the period from August 1, 2005 through September 30, 2005, gross margin for this segment totaled $14.9 million. This segment gathered or transported an average of 155,153 MMBtu/d of natural gas on its pipelines, processed an average of 102,706 MMBtu/d of natural gas and produced an average of 8,656 barrels per day of NGLs. For the entire third quarter of 2005, the Mid-Continent Operations segment gathered or transported an average of 153,923 MMBtu/d of natural gas on its pipelines and processed an average of 103,207 MMBtu/d of natural gas and produced an average of 8,499 barrels per day of NGLs at its plants and third-party plants.
Texas Gulf Coast Pipelines
     Texas Gulf Coast Pipelines is comprised of a series of gathering and intrastate transmission systems totaling 1,594 miles of natural gas pipelines, including 144 miles of pipelines owned by Webb/Duval Gatherers, an unconsolidated general partnership in which Copano owns a 62.5% interest.
     During the third quarter of 2006, the Texas Gulf Coast Pipelines segment gathered or transported an average of 381,751 MMBtu/d of natural gas on its pipelines, which included 262,986 MMBtu/d of natural gas on its wholly-owned pipelines and 118,765 MMBtu/d on the Webb/Duval Gathering System, net of intercompany volumes. During the third quarter of 2005, this segment gathered and transported an average of 353,763 MMBtu/d of natural gas on its pipelines, which included 236,915 MMBtu/d of natural gas on its wholly owned pipelines and 116,848 MMBtu/d of natural gas on the Webb/Duval Gathering System, net of intercompany volumes.

     Gross margin for this segment in the third quarter of 2006 increased approximately 45% to $11.5 million compared to $7.9 million in the third quarter of 2005. The increase primarily resulted from an 11% increase in volumes during the third quarter of 2006 as well as a 33% increase in the segment gross margin per unit.
Texas Gulf Coast Processing
     Texas Gulf Coast Processing includes the Houston Central Processing Plant, the 104-mile Sheridan NGL pipeline that extends from the tailgate of the processing plant to the Houston area and a leased 46-mile NGL pipeline that extends from the plant tailgate to the Enterprise Product Partners’ Seminole Pipeline near Brenham, Texas.
     During the third quarter of 2006, the Texas Gulf Coast Processing segment processed an average of 531,069 MMBtu/d of natural gas, a 4% decrease, compared to 555,610 MMBtu/d during the third quarter of 2005. Although volumes originated from the Texas Gulf Coast Pipelines and delivered to the plant were up approximately 14% from the third quarter of last year, natural gas delivered to the plant and originated from sources other than Texas Gulf Coast Pipelines decreased approximately 10% from the third quarter of last year. The Houston Central Processing Plant produced an average of 14,673 barrels per day of natural gas liquids, or NGLs, during the third quarter of 2006, a 56% increase, compared to an average of 9,422 barrels per day during the third quarter of 2005.
     Gross margin for the Texas Gulf Coast Processing segment in the third quarter of 2006 increased approximately 141% to $16.9 million compared to $7.0 million in the third quarter of 2005. The increase in gross margin resulted primarily from higher NGL prices as well as increased liquids output at the Houston Central Processing Plant.
Year-to-Date Financial Results
     Revenue for the nine months ended September 30, 2006 increased approximately 45% to $654.9 million from $452.6 million in the same nine-month period of last year. Total gross margin increased 141% to $140.7 million in the nine months ended September 30, 2006 from $58.4 million in the same nine-month period of 2005. Net income was $48.6 million, or $2.64 per unit on a diluted basis, for the nine months ended September 30, 2006 compared to net income of $16.1 million, or $1.34 per unit on a diluted basis, for the nine months ended September 30, 2005. The weighted average diluted units outstanding during the nine months ended September 30, 2006 and 2005 totaled approximately 18.4 million and 12.0 million, respectively.
     EBITDA for the nine months ended September 30, 2006 was $97.6 million, an increase of $61.6 million from EBITDA of $36.0 million for the nine months ended September 30, 2005. Total gross margin and EBITDA are non-GAAP financial measures that are defined and reconciled to the most directly comparable GAAP measures at the end of this press release.
Unit Distributions
     On October 18, 2006, Copano announced a third quarter 2006 cash distribution of $0.75 per unit, or $3.00 per unit on an annualized basis, for all of its outstanding common and subordinated units. This distribution represents an 87.5% increase above the minimum quarterly distribution and will be paid on November 14, 2006 to holders of record of common and subordinated units at the close of business on November 1, 2006.
Conference Call Information
     On November 8, 2006, Copano will hold a conference call to discuss its third quarter 2006 financial results and recent developments at 9:00 a.m. Eastern Time (8:00 a.m. Central Time). To participate in the call, dial (303) 262-2131 and ask for the Copano Call at least 10 minutes prior to the start time, or access it live over the Internet by logging onto the web at http://www.copanoenergy.com, on the “Investor Overview” page of the “Investor Relations” section of Copano’s website. To listen to the live call on the web, please visit the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.
     If you cannot listen to the live webcast, an archive will be available shortly after the call for a period of 90 days on the “Investor Overview” page of the “Investor Relations” section of Copano’s website. Additionally, a telephonic replay will be available through November 15, 2006 and may be accessed by calling (303) 590-3000 and using the pass code 11073912.
Use of Non-GAAP Financial Measures
     This press release and the accompanying schedules include the non-generally accepted accounting principles, or non-GAAP, financial measures of total gross margin, EBITDA and distributable cash flow. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States, or GAAP. Non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, cash flows from operating activities or any other GAAP measure of liquidity or financial performance. Copano uses non-GAAP financial measures as measures of its core profitability or to assess the financial performance of its assets. The Company believes that investors benefit from having access to the same financial measures that its management uses in evaluating performance.
     Total gross margin is defined as revenue less cost of sales. Cost of sales includes the following costs and expenses: cost of natural gas and NGLs purchased from third parties, cost of natural gas and NGLs purchased from affiliates, costs paid to third parties to transport volumes and costs paid to affiliates to transport volumes. Total gross margin consists of the sum of the individual segment gross margins. The Company views segment gross margin as an important performance measure of the core profitability of its operations. This measure is a key component of internal financial reporting and is used by senior management in deciding how to allocate capital resources among business segments. The GAAP measure most directly comparable to segment gross margin is operating income.
     Copano defines EBITDA as net income plus interest expense, provision for income taxes and depreciation and amortization expense. EBITDA is used as a supplemental financial measure by management and by external users of Copano’s financial statements such as investors, commercial banks, research analysts and others, to assess:
•	the financial performance of Copano’s assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of Copano’s assets to generate cash sufficient to pay interest costs and support indebtedness;

•	Copano’s operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.
     EBITDA is also a financial measure that, with certain negotiated adjustments, is reported to the Company’s lenders and is used to compute financial covenants under its credit facility. EBITDA should not be considered an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP. Copano’s EBITDA may not be comparable to EBITDA or similarly titled measures of other entities, as other entities may not calculate EBITDA in the same manner as the Company does. Copano has reconciled EBITDA to net income and cash flows from operating activities.
     Distributable cash flow is defined as net income plus: (1) depreciation and amortization expense; (2) cash distributions received from investments in unconsolidated affiliates and equity losses from such unconsolidated affiliates; (3) reimbursements by pre-IPO unitholders of certain general and administrative expenses in excess of the “G&A Cap” provided under the Company’s limited liability company agreement; (4) the subtraction of maintenance capital expenditures; (5) the subtraction of equity in the earnings of unconsolidated affiliates; and (6) the addition of losses or subtraction of gains relating to other miscellaneous non-cash amounts affecting net income for the period. Maintenance capital expenditures represent capital expenditures employed to replace partially or fully depreciated assets to maintain the existing operating capacity of the Company’s assets and to extend their useful lives, or other capital expenditures that are incurred in maintaining existing system volumes and related cash flows. Distributable cash flow is a significant performance metric used by senior management to compare basic cash flows generated by the Company (prior to the establishment of any retained cash reserves by its Board of Directors) to the cash distributions expected to be paid to unitholders. Using this metric, management can quickly compute the coverage ratio of estimated cash flows to planned cash distributions. Distributable cash flow is also an important non-GAAP financial measure for unitholders since it serves as an indicator of the Company’s success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether or not the Company is generating cash flow at a level that can sustain or support an increase in quarterly distribution rates. Distributable cash flow is also a quantitative standard used throughout the investment community with respect to publicly-traded partnerships and limited liability companies because the value of a unit of such an entity is generally determined by the unit’s yield (which in turn is based on the amount of cash distributions the entity can pay to a unitholder). The GAAP measure most directly comparable to distributable cash flow is net income.
     Houston-based Copano Energy, L.L.C. is a midstream natural gas company with natural gas gathering, intrastate pipeline and natural gas processing assets in the Texas Gulf Coast region and in central and eastern Oklahoma.
     This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. These statements include, but are not limited to, statements with respect to future distributions. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause the Company’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include an inability to obtain new sources of natural gas supplies, the loss of key producers that supply natural gas to the Company, key customers reducing the volume of natural gas and natural gas liquids they purchase from the Company, a decline in the price and market demand for natural gas and natural gas liquids, the incurrence of significant costs and liabilities in the future resulting from the Company’s failure to comply with new or existing environmental regulations or an accidental release of hazardous substances into the environment and other factors detailed in the Company’s Securities and Exchange Commission filings.
— tables to follow —

COPANO ENERGY, L.L.C. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
	(in thousands, except per unit information)
Revenue:
Natural gas sales	$114,624	$155,023	$346,430	$292,074
Natural gas liquids sales	106,534	54,327	277,536	146,177
Transportation, compression and processing fees	3,919	4,390	11,174	9,915
Other	6,234	2,927	19,758	4,473

Total revenue	231,311	216,667	654,898	452,639

Costs and expenses:
Cost of natural gas and natural gas liquids	174,525	186,695	512,003	392,586
Transportation	814	449	2,241	1,672
Operations and maintenance	8,519	5,325	23,527	11,302
Depreciation and amortization	8,182	5,706	23,657	9,371
General and administrative	8,108	4,878	19,919	11,408
Taxes other than income	622	321	1,610	713
Equity in earnings from unconsolidated affiliates	(549)	(240)	(644)	(726)

Total costs and expenses	200,221	203,134	582,313	426,326

Operating income	31,090	13,533	72,585	26,313

Other income (expense):
Interest and other income	718	168	1,310	319
Interest and other financing costs	(9,525)	(8,542)	(25,312)	(10,532)

Net income	$22,283	$5,159	$48,583	$16,100

Basic net income per unit:(1)
Net income	$1.22	$0.35	$2.67	$1.35
Weighted average number of units(1)	14,696	11,037	14,678	8,424

Diluted net income per unit:(1)
Net income	$1.21	$0.35	$2.64	$1.34
Weighted average number of units(1)	18,431	14,676	18,383	12,026

(1)	Based on the weighted average units outstanding during the periods presented. The computation of diluted units outstanding for the three and nine months ended September 30, 2006 includes dilutive employee unit options and dilutive restricted units issued to directors and employees.

COPANO ENERGY, L.L.C. AND SUBSIDIARIES
OPERATING STATISTICS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
	($ in thousands)
Total gross margin(1)	$55,972	$29,523	$140,654	$58,381
Operations and maintenance expenses	8,519	5,325	23,527	11,302
Depreciation and amortization	8,182	5,706	23,657	9,371
General and administrative expenses	8,108	4,878	19,919	11,408
Taxes other than income	622	321	1,610	713
Equity in earnings from unconsolidated affiliates	(549)	(240)	(644)	(726)

Operating income	31,090	13,533	72,585	26,313
Interest and other financing costs, net	(8,807)	(8,374)	(24,002)	(10,213)

Net income	$22,283	$5,159	$48,583	$16,100

Segment gross margin:
Mid-Continent Operations(2)	$27,869	$14,851	$72,036	$14,851
Texas Gulf Coast Pipelines(3)	11,503	7,948	29,387	23,337
Texas Gulf Coast Processing	16,934	7,016	38,906	20,485
Corporate	(334)	(292)	325	(292)

Total gross margin(1)	$55,972	$29,523	$140,654	$58,381

Segment gross margin per unit:
Mid-Continent Operations:
Pipeline throughput ($/MMBtu)(2)	$1.64	$1.57	$1.51	$1.57
Plant inlet throughput ($/MMBtu)(2)	$2.30	$2.37	$2.15	$2.37
NGLs produced ($/Bbl)(2)	$23.82	$28.13	$22.99	$28.13
Texas Gulf Coast Pipelines ($/MMBtu)(3)	$0.48	$0.36	$0.44	$0.37
Texas Gulf Coast Processing:
Inlet throughput ($/MMBtu)(4)	$0.35	$0.14	$0.28	$0.13
NGLs produced ($/Bbl)(4)	$12.54	$8.09	$9.86	$5.48

Volumes:
Mid-Continent Operations:
Pipeline throughput (MMBtu/d)(2)	184,247	155,153	174,772	155,153
Plant inlet throughput (MMBtu/d)(2)	131,501	102,706	122,628	102,706
NGLs produced (Bbls/d)(2)	12,717	8,656	11,475	8,656
Texas Gulf Coast Pipelines — throughput (MMBtu/d)(3)	262,986	236,915	246,212	230,150
Texas Gulf Coast Processing:
Inlet throughput (MMBtu/d)	531,069	555,610	513,567	561,609
NGLs produced (Bbls/d)	14,673	9,422	14,446	13,661

Capital Expenditures:
Maintenance capital expenditures	$3,394	$1,400	$7,320	$2,795
Expansion capital expenditures	19,232	482,751	35,630	484,873

Total capital expenditures	$22,626	$484,151	$42,950	$487,668

Operations and maintenance expenses:
Mid-Continent Operations	$4,466	$2,061	$12,382	$2,061
Texas Gulf Coast Pipelines	1,634	1,354	5,163	3,988
Texas Gulf Coast Processing	2,419	1,910	5,982	5,253

Total operations and maintenance expenses	$8,519	$5,325	$23,527	$11,302

(1)	Total gross margin is a non-GAAP financial measure. For a reconciliation of total gross margin to its most directly comparable GAAP measure, please read “Non-GAAP Financial Measures.”

(2)	Segment gross margin per unit amounts for the Mid-Continent Operations represent the segment gross margin divided by the pipeline throughput, inlet throughput or NGLs produced, as appropriate. Plant inlet throughput and NGLs produced represent total volumes processed and produced by the Mid-Continent Operations at all plants, including plants owned by the Mid-Continent Operations segment and plants owned by third parties. Plant inlet throughput averaged 86,848 MMBtu/d and NGLs produced averaged 8,672 barrels per day for the three months ended September 30, 2006 for plants owned by the Mid-Continent Operations segment. Plant inlet throughput averaged 80,140 MMBtu/d and NGLs produced averaged 7,746 barrels per day for the nine months ended September 30, 2006 for plants owned by the Mid-Continent Operations segment. Plant inlet throughput averaged 63,059 MMBtu/d and NGLs produced averaged 4,959 barrels per day for the period from August 1, 2005 through September 30, 2005 for plants owned by the Mid-Continent Operations segment.

(3)	Excludes results and volumes associated with our interest in Webb/Duval Gatherers. Gross volumes transported by Webb/Duval Gatherers were 118,765 MMBtu/d and 116,848 MMBtu/d, net of intercompany volumes, for the three months ended September 30, 2006 and 2005, respectively. Gross volumes transported by Webb/Duval Gatherers were 116,429 MMBtu/d and 123,645 MMBtu/d, net of intercompany volumes, for the nine months ended September 30, 2006 and 2005, respectively.

(4)	Represents the Texas Gulf Coast Processing segment gross margin divided by the total inlet throughput or NGLs produced, as appropriate.

COPANO ENERGY, L.L.C. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended
	September 30,
	2006	2005
	(in thousands)
Cash Flows From Operating Activities:
Net income	$48,583	$16,100
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	23,657	9,371
Amortization of debt issue costs	3,524	3,715
Equity in earnings from unconsolidated affiliates	(644)	(726)
Equity-based compensation	1,315	684
Other noncash items	94	(48)
Changes in assets and liabilities:
Accounts receivable	20,231	(26,100)
Accounts receivable from affiliates	(466)	1,231
Prepayments and other current assets	1,661	848
Risk management assets	6,914	(3,452)
Accounts payable	(7,449)	26,139
Accounts payable to affiliates	2	442
Other current liabilities	(795)	(16,133)

Net cash provided by operating activities	96,627	12,071

Cash Flows From Investing Activities:
Additions to property, plant and equipment and intangible assets	(30,456)	(6,377)
Acquisitions, net of cash acquired	(9,074)	(480,725)
Investment in unconsolidated affiliate	(11,053)	(197)
Escrow cash	—	1,001
Other	(504)	(160)

Net cash used in investing activities	(51,087)	(486,458)

Cash Flows From Financing Activities:
Repayments of long-term debt	(376,500)	(57,000)
Proceeds from long-term debt	353,500	402,000
Repayments of short-term notes payable	(1,477)	—
Deferred financing costs	(7,013)	(9,465)
Distributions to unitholders	(33,277)	(14,917)
Capital contributions from pre-IPO investors	4,006	2,574
Proceeds from private placement of common units	25,000	39,499
Equity offering costs	(640)	(1,009)
Proceeds from option exercises	199	—
Proceeds from private placement of Class B units	—	135,503

Net cash (used in) provided by financing activities	(36,202)	497,185

Net increase in cash and cash equivalents	9,338	22,798
Cash and cash equivalents, beginning of year	25,297	7,015

Cash and cash equivalents, end of period	$34,635	$29,813

COPANO ENERGY, L.L.C. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	As of
	September 30, 2006	December 31, 2005
	($ in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$34,635	$25,297
Accounts receivable, net	63,065	83,297
Accounts receivable from affiliates	556	—
Risk management assets	12,957	10,067
Prepayments and other current assets	2,877	2,474

Total current assets	114,090	121,135

Property, plant and equipment, net	555,615	532,320
Intangible assets, net	93,814	97,551
Investment in unconsolidated affiliates	19,508	7,901
Risk management assets	11,342	24,778
Other assets, net	12,794	9,065

Total assets	$807,163	$792,750

LIABILITIES AND MEMBERS’ CAPITAL
Current liabilities:
Accounts payable	$89,898	$96,001
Accounts payable to affiliates	191	189
Notes payable	1,860	1,272
Other current liabilities	11,821	10,970

Total current liabilities	103,770	108,432

Long-term debt	375,000	398,000
Risk management and other noncurrent liabilities	6,260	4,515

Members’ capital:
Common units, no par value, 14,704,108 and 14,100,508 units issued and outstanding as of September 30, 2006 and December 31, 2005, respectively	318,776	297,592
Subordinated units, no par value, 3,519,126 units outstanding as of September 30, 2006 and December 31, 2005	10,379	10,379
Paid-in capital	9,389	4,068
Accumulated earnings (deficit)	172	(14,941)
Deferred compensation	—	(3,949)
Other comprehensive loss	(16,583)	(11,346)

	322,133	281,803

Total liabilities and members’ capital	$807,163	$792,750

Non-GAAP Financial Measures
     The following table presents a reconciliation of the non-GAAP financial measures of (1) total gross margin (which consists of the sum of individual segment gross margins) to the GAAP financial measure of operating income, (2) EBITDA to the GAAP financial measures of net income and cash flows from operating activities and (3) distributable cash flow to the GAAP financial measure of net income for each of the periods indicated (in thousands).

				Nine Months Ended
	Three Months Ended September 30,			September 30,
	Pro Forma
	2006	2005	2005	2006	2005
Reconciliation of total gross margin to operating income:
Operating income	$31,090	$16,325	$13,533	$72,585	$26,313
Add: Operations and maintenance expenses	8,519	6,463	5,325	23,527	11,302
Depreciation and amortization	8,182	7,708	5,706	23,657	9,371
General and administrative expenses	8,108	5,261	4,878	19,919	11,408
Taxes other than income	622	384	321	1,610	713
Equity in earnings from unconsolidated affiliates	(549)	(240)	(240)	(644)	(726)

Total gross margin	$55,972	$35,901	$29,523	$140,654	$58,381

Reconciliation of EBITDA to net income:
Net income	$22,283	$9,000	$5,159	$48,583	$16,100
Add: Depreciation and amortization	8,182	7,708	5,706	23,657	9,371
Interest and other financing costs	9,525	7,545	8,542	25,312	10,532

EBITDA	$39,990	$24,253	$19,407	$97,552	$36,003

Reconciliation of EBITDA to cash flows from operating activities:
Cash flow provided by (used in) operating activities	$36,690		$(3,922)	$96,627	$12,071
Add: Cash paid for interest and other financing costs	7,389		5,156	21,788	6,817
Equity in earnings of unconsolidated affiliates	549		240	644	726
Risk management assets	(4,054)		3,452	(6,914)	3,452
(Increase) decrease in working capital and other	(584)		14,481	(14,593)	12,937

EBITDA	$39,990		$19,407	$97,552	$36,003

Reconciliation of net income to distributable cash flow:
Net income	$22,283	$9,000	$5,159	$48,583	$16,100
Add: Depreciation and amortization	8,182	7,708	5,706	23,657	9,371
Amortization of debt issue costs	2,136	426	3,386	3,524	3,715
Equity-based compensation	579	394	459	1,315	684
G&A reimbursement from pre-IPO unitholders	600	1,494	1,494	3,226	4,068
Unrealized losses on derivatives	63	271	271	264	271
Less: Equity in earnings of unconsolidated affiliates	(549)	(240)	(240)	(644)	(726)
Maintenance capital expenditures	(3,394)	(1,800)	(1,400)	(7,320)	(2,795)
Other	11	(6)	(6)	94	(48)

Distributable cash flow(1)	$29,911	$17,247	$14,829	$72,699	$30,640

Minimum quarterly distribution (“MQD”) at $0.40 per unit	$7,352	$6,759	$6,759	— (3)	—	(3)

Distributable cash flow coverage of MQD	407%	255%	219%	— (3)	—	(3)

Actual quarterly distribution (“AQD”)(2)	$13,785	$8,449	$8,449	— (3)	—	(3)

Distributable cash flow coverage of AQD(2)	217%	204%	176%	— (3)	—	(3)

(1)	Prior to any retained cash reserves established by Copano’s Board of Directors.

(2)	Reflects actual quarterly distribution of $0.75 per unit and $0.50 per unit for the three months ended September 30, 2006 and 2005, respectively.

(3)	Not applicable for year-to-date periods.
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